                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                   Commission File No. 333-33916

                  PROSPECTUS SUPPLEMENT DATED DECEMBER 27, 2000
                                       TO
                         PROSPECTUS DATED APRIL 13, 2000

                                 501,585 SHARES

                                 ABOUT.COM, INC.

                                  COMMON STOCK

      This Prospectus Supplement supplements our Prospectus dated April 13, 2000 relating to the public offering, which is not being underwritten, and sale by certain of our stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of up to 501,585 shares of our Common Stock, who received such shares in connection with our acquisition of North Sky, Inc. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

      The information contained in the table appearing on page 12 of the Prospectus under the heading "Selling Stockholders" is hereby amended to add the following information:

                                                           Beneficial-Ownership
                                                               After Offering
                                                          ----------------------
                             Number of       Number of
                              Shares          Shares
     Name of Selling       Beneficially   Registered for   Number of
       Stockholder             Owned        Sale Hereby     Shares      Percent
--------------------------------------------------------------------------------
Dalita Stay                             0               0      0           *

Dalita Stay Revocable
  Trust Dated April 8,
  1996(1)                          82,312          82,312      0           *

Timothy V. Stay
  Revocable Trust Dated
  April 8, 1996(1)                 69,571          69,571      0           *


Bear Stearns Bank plc,
  as pledgee/selling
  stockholder, selling
  through Bear, Stearns
  & Co. Inc.(2)                   200,000         200,000      0           *

--------------------------

(1) The shares beneficially owned by the selling stockholder were gifted by Dalita Stay. The selling stockholder may also be deemed to be the beneficial owner of 100,000 shares of About common stock pledged to Bear Stearns Bank plc.

(2) The shares beneficially owned were pledged by the Dalita Stay Revocable Trust Dated April 8, 1996 and the Timothy V. Stay Revocable Trust Dated April 8, 1996 to Bear Stearns Bank plc, as pledgee/selling stockholder, and will be sold by the selling stockholder through Bear, Stearns & Co. Inc. An affiliate of the selling stockholder was an underwriter of About's initial public offering in April 1999 and has also provided certain investment banking services to About from time to time.